EXHIBIT 10.9

                            EMPLOYMENT AGREEMENT

      THIS AGREEMENT made as of this 1st day of January, 1995, by and between MARK IV INDUSTRIES, INC., a Delaware corporation, with offices at 501 John James Audubon Parkway, Amherst, New York 14228 ("Mark IV"), Dayco Products, Inc., a Delaware corporation with offices at One Prestige Place, Miamisburg, Ohio 45342 ("Dayco"), (Mark IV and Dayco being sometimes hereinafter collectively referred to as the "Corporations") and Bruce A. McNiel, an individual residing at 8558 Eagle Ridge Court, Springboro, Ohio 45066 (the "Executive").

                                  RECITALS:

      WHEREAS, the Executive is expected to make a major contribution to the profitability, growth and financial strength of each of the Corporations; and
      WHEREAS, the Corporations have determined that retaining the services of the Executive is in their respective best interests and in the best interests of the stockholders of Mark IV and, accordingly, the Corporations desire to secure the services of the Executive on behalf of the Corporations;

                               CONSIDERATION:
      NOW, THEREFORE, in consideration of the conditions and covenants set forth in this Agreement, the parties hereto agree as follows:

                                 ARTICLE 1.
                            Employment and Duties

      1.01 Employment. The Corporations hereby agree to, and do hereby employ the Executive, and the Executive hereby agrees to and does hereby accept employment, by Mark IV, as Senior Vice President of Mark IV, and by Dayco, as President of Dayco (a wholly owned subsidiary of Mark IV). It is contemplated that the Executive will continue to serve as Senior Vice President of Mark IV and President of Dayco subject to the provisions of this Agreement and the right of the Board of Directors of Dayco and Mark IV to elect new officers.
      1.02 Duties. During the period of his employment under this Agreement, the Executive shall perform such executive duties and responsibilities as may be assigned to him, from time to time, by the Board of Directors of Mark IV and the Board of Directors of Dayco (as the case may be) and shall be subject, at all times, to the control of the applicable Board of Directors. The Executive shall devote substantially full time and energies to the supervision and management of the business and affairs of Mark IV and Dayco and to the
furtherance of their respective interests.   The Executive shall report
directly to the Chief Executive Officer of Mark IV or such other officer of Mark IV as may be designated by the Chief Executive Officer of Mark IV. The Corporations shall not require the Executive to perform services hereunder outside the Dayton, Ohio metropolitan area with such frequency or duration as would require the Executive to move his residence from the Dayton area.

                                 ARTICLE 2.
                      Compensation and Fringe Benefits

      2.01 Base Salary. During the period of the Executive's employment hereunder, the Corporations shall pay to the Executive an annual salary ("Base Salary") of $300,000, payable in substantially equal semi-monthly installments. The Board of Directors of Mark IV, through its Compensation Committee, shall in good faith review the Base Salary of the Executive on an annual basis. For purposes of determining the Executive's rights under any plans, programs, arrangements or benefits provided to the Executive pursuant to this Agreement, the full amount of any cash bonuses payable to the Executive shall be deemed to be paid by Dayco.
      2.02 Bonuses. The Executive shall be entitled to participate in all current and deferred worldwide bonus and incentive compensation programs which may be maintained, from time to time, by Dayco for its executive officers.
      2.03 Reimbursement of Expenses. Dayco shall reimburse the Executive for all reasonable expenses which the Executive may, from time to time, incur on its behalf in the performance of his responsibilities and duties under this Agreement, provided that the Executive accounts to Dayco for such expenses in the manner prescribed by Dayco.
      2.04 Mark IV Fringe Benefits. The Executive shall be permitted to participate in and receive awards under the terms of (a) the Mark IV Industries, Inc. and Subsidiaries 1992 Incentive Stock Option Plan, as amended; (b) the Mark IV Industries, Inc. 1992 Restricted Stock Plan, as amended; (c) the Non-Qualified Plan of Deferred Incentive Compensation for Executives of Certain Operating Divisions and Subsidiaries of Mark IV Industries, Inc., as amended (hereinafter the "Deferred Comp Plan"); and (d) the Mark IV Savings & Retirement Plan (the "Master 401(k) Plan") (a master profit sharing/401(k) plan maintained by Mark IV for certain employees of certain of its subsidiaries) as applicable to salaried employees of Dayco. Except as otherwise expressly provided for above in this Section 2.04, the Executive shall not be permitted to participate in or receive any benefits under the terms of any plan, program or arrangement maintained or contributed to by Mark IV for Mark IV employees.
      2.05 Deferred Comp Plan. During the term of this Agreement, the Executive shall be permitted to defer the receipt of payment of all or any portion of the Base Salary to which the Executive is entitled under the terms of this Agreement and to defer the receipt of payment of all or any portion of the amount of any bonuses or other incentive compensation (which is otherwise payable immediately) to which the Executive may become entitled under the terms of this Agreement or any bonus or incentive compensation plan maintained by Dayco, all in the manner permitted for certain specified executives pursuant to the terms of the Deferred Comp Plan. In addition, during the term of this Agreement, the Executive shall be entitled to receive his proportionate share of any amounts allocated annually by the Compensation Committee of the Board of Directors of Mark IV to participants in the Deferred Comp Plan whose principal place of employment is Dayco's corporate headquarters.
      2.06 Tax Qualified Plans. The Executive shall be entitled to participate in the Master 401(k) Plan and all other tax qualified pension, profit sharing or retirement plans maintained, from time to time, by either of the Corporations for salaried employees of Dayco.
      2.07 Medical Benefits. Dayco currently provides salaried employees of Dayco whose principal place of employment is Dayco's corporate headquarters (hereinafter referred to as "Dayco Corporate Employees") and certain retired salaried employees of Dayco whose principal place of employment was Dayco's corporate headquarters (hereinafter referred to as "Retired Dayco Corporate Employees") with group medical insurance type protection against certain costs and expenses relating to medical services and treatments provided to such Dayco Corporate Employees (or Retired Dayco Corporate Employees), their spouses and their dependents under a group medical program which is commonly referred to as a "self-insured" medical plan (such group medical program being hereinafter the "Dayco Medical Plan"). In connection with its maintenance and administration of the Dayco Medical Plan, Dayco calculates and establishes, on an annual basis, an amount which, generally, is equal to the expected per capita cost to Dayco of maintaining the Dayco Medical Plan for such year and which is used by Dayco for purposes of determining the amount of the contributions which Dayco will require from Dayco Corporate Employees (and Retired Dayco Corporate Employees) in order to provide such Dayco Corporate Employees (and Retired Dayco Corporate Employees) the group medical insurance type coverage provided by the Dayco Medical Plan (such amount being hereinafter referred to as a "Premium"). During the term of this Agreement, the Corporations shall provide the Executive, his spouse and his dependents with the same type of group medical insurance coverage which is provided to Dayco Corporate Employees under the terms of the Dayco Medical Plan; provided that neither of the Corporations shall have any obligation to provide such group medical insurance type coverage to the Executive, his spouse and his dependents unless the Executive pays to Dayco, on a monthly basis, the same portion of the Premium (hereinafter the "Employee Portion") which all other Dayco Corporate Employees are required to pay for such group medical insurance type coverage.
      2.08 Group Welfare Benefits. During the period of the Executive's employment under the terms of this Agreement, the Executive shall be eligible to participate in the Mark IV Industries, Inc. and Subsidiaries Group Welfare Benefit Program as applicable to Dayco Corporate Employees (hereinafter the "Flex Choice Plan"). As provided for by the terms of the Flex Choice Plan, the Executive shall be entitled to elect to receive one or more of the following benefits under the terms of the group welfare benefit programs which are contained within the Flex Choice Plan and available to Dayco Corporate
Employees: (a) group medical insurance type coverage under the Dayco Medical Plan; (b) dental insurance coverage; (c) employee life insurance coverage; (d) accidental death and dismemberment insurance coverage; (e) dependent life insurance coverage; (f) long term disability insurance coverage; (g) health care spending account benefits; and (h) dependent care spending account benefits. In the event that the Flex Choice Plan is amended during the term of this Agreement to increase or reduce the number or type of group welfare benefit programs which are available to Dayco Corporate Employees, the Executive shall be entitled to elect to receive one or more of the new group welfare benefit programs which are available under the terms of the Flex Choice Plan. Notwithstanding the foregoing, the Corporations shall have no obligation to maintain or provide any such group welfare benefits to the Executive unless the Executive pays to Dayco, on a monthly basis, the employee portion of any costs associated with the maintenance and provision of such group welfare benefits to the same extent that such employee portion is paid by all other Dayco Corporate Employees and determined, from time to time, under the provisions of the Flex Choice Plan. The Corporations shall also pay all premiums necessary to maintain a business travel accident insurance policy for the Executive which provides the Executive with coverage and benefits which are at least reasonably comparable to the business travel accident insurance coverage in effect for the Executive as of the date of this Agreement.
      2.09 Continuation of Medical Benefits and Insurance Coverage. (a) If the Executive retires from his employment with the Corporations as permitted by Section 3.05 hereof, the Corporations shall have no obligation to continue to provide any life, medical disability or other insurance coverage to the Executive except to the extent that Dayco provides life insurance and retiree medical insurance type coverage for its Retired Dayco Corporate Employees. In the event that the Executive elects to receive retiree medical insurance type coverage under the Dayco Medical Plan, the Corporations shall provide such retiree medical insurance type coverage to the Executive, his spouse and dependents; provided that, the Executive pays to Dayco on a monthly basis, the portion of the Premium due in connection with the provision of such retiree medical insurance type coverage under the Dayco Medical Plan to the same extent that such portion of the Premium is required to be paid by all other Retired Dayco Corporate Employees. In the event that the Executive elects to receive the life insurance coverage which is available to Retired Dayco Corporate Employees, the Corporations shall provide such life insurance protection to the Executive provided that the Executive pays to Dayco the portion of any life insurance premiums due in connection with the maintenance of such life insurance coverage to the same extent that such portion of such life insurance premiums is paid by all other Retired Dayco Corporate Employees.
            (b) If the Executive's employment with the Corporations is terminated by either of the Corporations, either for cause, as permitted by
Section 3.02 hereof, or without cause, as permitted by Section 3.03 hereof, following the Executive's termination, the Corporations shall take such action as may be necessary to cause group medical insurance type coverage which is at least reasonably comparable to the group medical insurance type coverage which was in effect under the Dayco Medical Plan for the Executive, his spouse and dependents immediately prior to the termination of his employment, to be continued for a period of two (2) years following the date on which the Executive's employment with the Corporations is terminated. Notwithstanding the foregoing, the Corporations shall not be obligated to continue to provide such group medical insurance type coverage to the Executive, his spouse and dependents unless, in the event the Executive's employment is terminated by either of the Corporations for cause (as permitted by Section 3.02 hereof), the Executive pays to Dayco, on a monthly basis, the full amount of the Premium which is payable with respect to the provision of such group medical insurance type coverage to a Dayco Corporate Employee and, in the event the Executive's employment is terminated by either of the Corporations without cause (as permitted by Section 3.03 hereof), the Executive pays to Dayco on a monthly basis, an amount which shall not exceed the Employee Portion (determined at the time such group medical insurance type coverage is provided) of the Premium payable by Dayco Corporate Employees, for the group medical insurance type coverage which is then being provided to such Dayco Corporate Employees. At the end of the two (2) year period following the date on which the Executive's employment with the Corporations is terminated (without cause) or, if earlier, at such time that the Corporations terminate the group medical insurance type coverage required to be provided to the Executive hereunder by reason of the Executive's failure to pay the Employee Portion of the Premiums described above, the Executive shall be entitled to elect to receive continuation coverage with respect to such medical insurance coverage in accordance with the applicable provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, and the applicable continuation coverage provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
            (c) If the Executive's employment with the Corporations is terminated as a result of his suffering of a Total and Permanent Disability as described in Section 6.04 hereof, following the Executive's termination, the Corporations shall provide group medical insurance type coverage to the Executive, his spouse and dependents which is the same as the group medical insurance type coverage which is provided under the Dayco Medical Plan to Dayco Corporate Employees; provided that, the Corporations shall have no obligation to provide such group medical insurance type coverage to the Executive, his spouse and dependents unless the Executive pays to Dayco, on a monthly basis, an amount which shall not exceed the Employee Portion (determined at the time such medical insurance coverage is provided) of the Premium payable by Dayco Corporate Employees for the group medical insurance type coverage which is then being provided to such Dayco Corporate Employees. Provided that the Executive continues to pay Dayco the amount described in the preceding sentence, the Corporations shall continue to provide such group medical insurance type coverage to the Executive, his spouse and dependents after the date he suffers from a Total and Permanent Disability until the earlier of the date that the Executive qualifies for Social Security Disability Insurance benefits, including Medicare, or the date the Executive attains age 65. Notwithstanding the foregoing, if Dayco provides group medical insurance type coverage under the Dayco Medical Plan for its Retired Dayco Corporate Employees which is more valuable than the group medical insurance type coverage provided to the Executive under Medicare, the Corporations shall, at the earlier of the date the Executive qualifies for Medicare and the date the Executive attains age 65, provide the Executive the same group medical insurance type coverage which is provided by Dayco for such Retired Dayco Corporate Employees provided that the Executive pays to Dayco the portion of the Premiums due from Retired Dayco Corporate Employees with respect to such group medical insurance type coverage as described Section 2.09(a) above.
            (d) If the Executive incurs a Change in Control Termination as defined in Section 7.01 hereof, the Corporations shall continue to maintain and pay, for the life of the Executive, any premiums due for life insurance coverage in an amount which is at least reasonably comparable to the life insurance coverage which was provided to the Executive immediately prior to the Executive's Change in Control Termination provided that the Executive shall continue to be obligated during such period to pay to the Corporations the employee portion of the premiums due for such insurance coverage as determined at the time the Executive's Change in Control Termination occurs. In addition, if the Executive incurs a Change in Control Termination as defined in Section 7.01 hereof, the Corporations shall take any such action as may be necessary to continue to provide group medical insurance type coverage to the Executive, his spouse and dependents for life which is at least reasonably comparable the group medical insurance type coverage which was in effect for the Executive under the Dayco Medical Plan immediately prior to the Executive's Change in Control Termination; provided that, the Executive shall continue to be obligated during such period, to pay to the Corporations, the Employee Portion of the Premiums due for any such group medical insurance type coverage as determined at the time the Executive's Change in Control Termination occurs.
      2.10 Vacation and Other Benefits. During each full year of the Executive's employment hereunder, the Executive shall be entitled to paid vacations as prescribed in Dayco's vacation policy based on all years of the Executive's service with Dayco. In addition, the Executive shall be entitled to receive such other employment benefits and participate in such other employee benefit plans as may, from time to time, be provided by either of the Corporations, to executive officers of Dayco, including, without limitation, any and all benefits payable to the Executive under the terms of a frozen supplemental non-qualified retirement plan maintained by Dayco and commonly known as the "Dayco Plan of 55".

                                 ARTICLE 3.
                            Term and Termination

      3.01 Term. The period of employment of the Executive under this Agreement shall commence January 1, 1995 and continue through December 31, 1997. Thereafter, unless otherwise terminated by either of the Corporations pursuant to Section 3.03 hereof, effective January 1, 1998 and on each January 1 thereafter, the term of this Agreement shall automatically be renewed for an additional period of twelve (12) months.
      3.02  Termination For Cause.  Notwithstanding the provisions of Section
3.01 hereof, each of the Corporations may terminate the Executive's employment hereunder at any time for cause, by delivering to the Executive a written notice of termination setting forth the date on which such termination is to be effective and specifying in reasonable detail the facts and circumstances claimed to provide a basis for the termination.
            For purposes of this Agreement, each Corporation shall have "cause" to terminate the Executive's employment hereunder upon the
Executive's: (a) willful and continued failure to substantially perform his duties hereunder other than any such failure resulting from the Executive's incapacity due to physical or mental illness; (b) illegal or criminal conduct;
(c) intentional falsification of records or reports or any other act or acts of dishonesty constituting a felony and resulting, or intended to result, directly or indirectly, in personal gain or enrichment of the Executive at the expense of either of the Corporations; (d) excessive and/or chronic use of alcohol, narcotics or other controlled substances (other than under the supervision of a licensed physician); or (e) willful engagement in gross misconduct materially injurious to either of the Corporations.
      3.03 Termination Without Cause. Notwithstanding anything to the contrary contained in Section 3.01 hereof, each of the Corporations may, at any time on or after December 31, 1997 terminate the Executive's employment, without cause, by delivering a written notice of termination to the Executive which sets forth the date on which such termination is to be effective; provided that, the effective date of any such termination shall not be less than ninety (90) days following the date on which such written notice of termination is delivered to the Executive.
      3.04 Termination by the Executive. Notwithstanding anything to the contrary contained in Section 3.01 hereof, the Executive may terminate his employment hereunder at any time by delivering a written notice of termination to either of the Corporations which sets forth the date on which such termination is to be effective; provided that, the effective date of any such termination shall not be less than ninety (90) days following the date on which such written notice of termination is delivered to either of the Corporations.
      3.05 Retirement. The Executive may retire from his employment with the Corporations at any time following his attainment of age sixty (60) by delivering to either of the Corporations a written notice of his intent to terminate his employment with either of the Corporations and retire, which written notice sets forth the date on which such retirement (and its related termination of employment) is to be effective; provided that, the effective date of such retirement shall not be less than thirty (30) days following the date on which such written notice of termination is delivered to either of the Corporations.
      3.06 Effect of Notice of Intent to Terminate. Upon delivery by either of the Corporations to the Executive of a written notice of intent to terminate, the Executive's employment with both of the Corporations shall be terminated, effective at the time stated in such written notice of intent to terminate. In addition, upon the Executive's delivery to either of the Corporations of a written notice of intent to terminate (whether or not such termination is intended to be a retirement) the Executive's employment with both the Corporations shall be terminated effective at the time stated in such written notice of intent to terminate.

                                 ARTICLE 4.
                   Confidentiality; Non-Compete Provisions

      4.01 Confidentiality. During the period of the Executive's employment hereunder and for a period of ten (10) years following the termination of the Executive's employment for any reason whatsoever (including, without limitation, retirement, a "for cause" termination or any other voluntary or involuntary termination), the Executive agrees that he will not, without the written consent of the Board of Directors of Mark IV, disclose to any person (other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporations or to a person as required by any order or process of any court or regulatory agency) any material confidential information obtained by the Executive while in the employ of the Corporations with respect to any management strategies, policies or techniques or with respect to any products, improvements, formulae, designs or styles, processes, customers, methods of distribution, or methods of manufacture of any of the Corporations; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by either of the Corporations.
      4.02 Non-Compete. During the period of eighteen (18) months after the date of termination of the Executive's employment hereunder, for any reason whatsoever (including, without limitation, retirement, "for cause" termination or any other voluntary or involuntary termination), the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which competes with any business conducted by either of the Corporations or with any group, division or subsidiary of either of the Corporations in any geographic area where such business is being conducted at the time of such termination (any such business being hereinafter referred to as a "Competitive Operation"). Ownership by the Executive of 2% or less of the voting stock of any publicly held corporation shall not constitute a violation of this Section 4.02.
      4.03 Competitive Operation. For purposes of Section 4.02 hereof: (a) a business shall not be deemed to be a Competitive Operation unless: (i) 25% or more of the consolidated gross sales and operating revenues, of either of the Corporations is derived from such business; or (ii) 25% or more of the consolidated net income of either of the Corporations is derived from such business; or (iii) 25% or more of the consolidated assets of either of the Corporations are devoted to such business; and (b) a business which is conducted by either of the Corporations at the time of the Executive's termination and which subsequently is sold or discontinued by either of the Corporations shall not, subsequent to the date of such sale or discontinuance, be deemed to be a Competitive Operation within the meaning of Section 4.02.

                                 ARTICLE 5.
                               Death Benefits

      5.01 Death Benefits. If the Executive dies during the term of his employment hereunder, in addition to any death benefits payable under the terms of any life insurance policies maintained by the Corporations on the life of the Executive, any death benefits payable on account of the death of the Executive under the terms of the Deferred Comp Plan, any death benefits payable on account of the death of the Executive under the terms of the Dayco Plan of 55 and any death benefits payable on account of the death of the Executive under the terms of any tax qualified retirement plans maintained by the Corporations, the Corporations shall pay to such person, firm, corporation, trust or other entity which shall, from time to time, be designated by the Executive to either of the Corporations, in writing, as the intended recipient of death benefits provided for under the terms of this Agreement (such person, firm, corporation, trust or other entity being hereinafter referred to as the Executive's "Beneficiary") a death benefit equal to 50% of the Executive's Base Salary at the rate in effect on the date
of the Executive's death.   In addition, if Dayco pays a bonus to its
executive officers for the fiscal year of Mark IV in which the Executive's death occurs, at the time Dayco pays such bonuses to its executive officers for such fiscal year: (a) if the Executive's death occurs during the first six
(6) months of Mark IV's fiscal year, the Corporations shall pay to the Executive's Beneficiary, an amount equal to the fifty percent (50%) of the amount of the bonus which would have been payable to the Executive pursuant to the bonus plans referred to in Section 2.02 hereof for the fiscal year of Mark IV in which the Executive's death occurs; and (b) if the Executive's death occurs at any time after the first six (6) months of Mark IV's fiscal year, the Corporations shall pay to the Executive's Beneficiary, an amount equal to the amount of the bonus which would have been payable to the Executive pursuant to the bonus plans referred to in Section 2.02 hereof for the fiscal year of Mark IV in which the Executive's death occurs.
      5.02  Continuation of Medical Insurance Coverage.   If the Executive
dies prior to the termination of his employment and if, at the time of the Executive's death, the Executive's spouse or dependents are still living, the Corporations shall take such action as may be necessary to provide group medical insurance type coverage to the Executive's spouse and dependents which is at least reasonably comparable to the group medical insurance type coverage, if any, which was in effect for the Executive, his spouse and dependents under the Dayco Medical Plan immediately prior to the Executive's death, to be continued for the Executive's spouse and dependents for a period of two (2) years following the date of the Executive's death; provided that the Corporations shall not be obligated to continue to provide such group medical insurance type coverage to the Executive's spouse and dependents unless the Executive's spouse pays to Dayco, on a monthly basis, an amount which shall not exceed the Employee Portion (determined at the time such group medical insurance type coverage is provided) of the Premium payable by Dayco Corporate Employees for the group medical insurance type coverage which is then being provided to such Dayco Corporate Employees. At the end of the two
(2) year period following the date of the Executive's death or, if earlier, at such time that the Corporations terminate the group medical insurance type coverage required to be provided to the Executive's spouse and dependents hereunder by reason of the failure of the Executive's spouse to pay the Employee Portion of the Premium described above, the Executive's spouse and dependents shall be entitled to elect to receive continuation coverage with respect to such medical insurance in accordance with the applicable provisions of Section 4980B of the Internal Revenue Code of 1986, as amended, and the applicable continuation coverage provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


                                 ARTICLE 6.
                             Disability Benefits

      6.01 Short-Term Disability.  Except as otherwise provided in Section
6.02 hereof, in the event the Executive becomes disabled and is unable to perform his duties hereunder, there shall be no reduction in the amount of the Executive's Base Salary or any other benefits payable to him under this Agreement.
      6.02 Long-Term Disability. If, during the term of this Agreement, it is determined that the Executive suffers from a Total and Permanent Disability (as hereinafter defined), then, effective on the last day of the month in which such determination is made, the Executive's employment hereunder shall be deemed to be terminated. Upon such termination, unless a Change in Control (as defined in Section 7.02 hereof) has occurred within the three (3) year period preceding such termination and the Executive, as permitted by Section
7.01 hereof, has elected, in writing, to receive payment of the Change in Control benefits described in Article 7 of this Agreement, the Corporations shall pay to the Executive in equal monthly installments, for each twelve (12) month period beginning on the day immediately following the date of such termination and any anniversary thereof (an "Anniversary Date"), until the Executive's 65th birthday, an amount equal to, his Base Salary, at the rate in effect on the date his employment is terminated, up to a maximum of $150,000 per year (adjusted as set forth below), less the amounts of all social security, retirement or disability benefits payable to the Executive for each such twelve (12) month period by any agency of the United States Government or the State of Ohio.
            In addition to the foregoing, in the event the Executive's employment with the Corporations is terminated as a result of his suffering of a Total and Permanent Disability, the Corporation shall continue to provide group medical insurance type coverage to the Executive as required by Section 2.09(c) hereof.
      6.03 Cost of Living Adjustment. On each Anniversary Date, the $150,000 per year limit contained in Section 6.02 shall be adjusted on a cumulative basis for each annual increase in the U. S. Department of Labor Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York, 1982-84 = 100 measured between the month prior to the first month in which such compensation payments were made and the month prior to the commencement of each such successive year.
      6.04 Determination of Total and Permanent Disability. Any question as to the existence or extent of disability of the Executive upon which the Executive and the Corporations cannot agree shall be determined by a qualified independent physician selected by the Executive and approved by the Corporations (or, if the Executive is unable to make such selection, as selected by any adult member of his immediate family). For purposes of this Agreement, the Executive shall be deemed to suffer from a Total and Permanent Disability if it is determined that the Executive is physically or mentally unable to substantially perform his duties under this Agreement for a period of twelve (12) consecutive months. The determination of any question as to disability under this Section 6.04 by such physician shall be made in writing to the Corporations and to the Executive and shall be final and conclusive for all purposes of this Agreement.

                                 ARTICLE 7.
                         Change in Control Benefits

      7.01 Change in Control Termination. The Corporations will provide or cause to be provided to the Executive the rights and benefits described in
Section 7.03 hereof in the event that, during the term of this Agreement (including any renewal terms), the Executive's employment by the Corporations is terminated at any time within three (3) years following a "Change in Control" (as hereinafter defined) either:
            (a) by either of the Corporations for any reason other than the Executive's fraudulent conduct in connection with his employment by the Corporations or conviction of a felony; or
            (b) by the Executive following the occurrence of any of the following events:
                  (i) the assignment to the Executive of any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such Change in Control;
                  (ii) a reduction of the Executive's Base Salary, bonuses or other compensation or benefits from those types or amounts in effect immediately prior to the Change in Control; or
                  (iii) the relocation of the principal executive offices of either of the Corporations or a change in the duties of the Executive which requires the Executive to move his residence from its Dayton, Ohio metropolitan area; or
            (c) by the Executive, if he shall determine in good faith that due to a Change in Control, he is no longer able to effectively discharge his duties under this Agreement.
            For purposes of this Agreement, if the Executive's employment with the Corporations is terminated after the occurrence of a Change in Control (as hereinafter defined) for any of the reasons described above in this Section 7.01, such termination of employment shall hereinafter be referred to as a "Change in Control Termination."
            In the event that the Executive's employment with either of the Corporations is terminated within three (3) years following a Change in Control and, following the date the Executive's employment with either of the Corporations is terminated, it is determined (in accordance with Section 6.04 hereof) that, at the time the Executive's employment with either of the Corporations was terminated, the Executive suffered from a Total and Permanent Disability (as defined in Section 6.04 hereof), the Executive shall have the right to elect, in writing, to receive the Change in Control benefits provided for by this Article 7 or the disability benefits provided for by Section 6.02 hereof. Upon receipt by either of the Corporations of such written election from the Executive, the Corporations shall pay (or cause to be paid) to the Executive, the Change in Control benefits provided for by this Article 7 or the disability benefits provided for by Section 6.02 hereof, whichever is elected by the Executive. The Corporations shall not be entitled to object to or contest their obligations to make any such payments (or cause such payments to be made) or the Executive's right to make any such election on the grounds that the Executive suffered from a Total and Permanent Disability at the time his employment was terminated. In addition, if the Executive has attained at least age sixty (60) and the Executive elects to terminate his employment with the Corporations for any of the reasons set forth above in this Section 7.01 and within three (3) years following the occurrence of a Change in Control, the Corporations shall have no right to object to or challenge the right of an Executive to receive any payments provided for under this Article 7 on the grounds that the Executive was otherwise entitled to retire from his employment with the Corporation pursuant to Section 3.05 hereof.
      7.02 Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: (a) any consolidation or merger of Mark IV is consummated, as a result of which, Mark IV is not the continuing or surviving corporation, or pursuant to which shares of Mark IV's common stock would be converted into cash, securities or other property, other than a merger of Mark IV in which the holders of Mark IV's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any consolidation or merger of Dayco is consummated, as a result of which, Dayco is not the continuing or surviving corporation or pursuant to which shares of Dayco's common stock would be converted to cash, securities or other property other than a merger of Dayco in which Mark IV, immediately following such merger, directly or indirectly owns not less than fifty-one percent (51%) of the issued and outstanding common stock of the surviving corporation; (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Mark IV is consummated, or (d) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Dayco is consummated except any such transaction or series of transactions which result in the transfer of all or substantially all the assets of Dayco to Mark IV or any direct or indirect wholly owned subsidiaries of Mark IV; or (e) the stockholders of Mark IV approve any plan or proposal for the liquidation or dissolution of Mark IV; or (f) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") but excluding Mark IV and each of Mark IV's officers and directors, whether individually or collectively), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of Mark IV's outstanding common stock or more than fifty percent (50%) of Dayco's outstanding common stock other than as a result of an initial public offering of the common stock of Dayco pursuant to a registration statement filed with the United States Securities and Exchange Commission under the applicable provisions of the Securities Act of 1993, as amended; or (g) during any period of three (3) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of Mark IV shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Mark IV's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
      7.03  Payments on Change in Control Termination.
            (a) If a Change in Control Termination occurs prior to the end of the first year of the Executive's employment hereunder, the Corporations shall pay to the Executive within ten (10) days after the date of such Change in Control Termination, a lump sum payment equal to three (3) times the sum of: (i) the Base Salary of the Executive in effect on the date of such Change in Control Termination; and (ii) the annualized amount of all bonuses awarded to or received by the Executive pursuant to Section 2.02 hereof prior to the Change in Control Termination, or, if no bonus has been awarded to or received by the Executive prior to the Change in Control Termination, the amount of the bonuses which would have been awarded to or received by the Executive on an annualized basis pursuant to Section 2.02 hereof with respect to the fiscal year of Mark IV in which the Change in Control Termination occurs, assuming the Executive's employment with the Corporations continued through the end of such fiscal year (the annualized amount of the bonus awarded to or received by the Executive or to be awarded to or received by the Executive with respect to the fiscal year of Mark IV in which the Change in Control Termination occurs being hereinafter referred to as the "Initial Bonus");
            (b) If a Change in Control Termination occurs after the end of the first year of the Executive's employment hereunder but prior to the end of the second year of the Executive's employment hereunder, the Corporations shall pay to the Executive within ten (10) days after the date of such Change in Control Termination, a lump sum payment equal to three (3) times the sum of: (i) the average of the Base Salary of the Executive in effect during the Executive's employment hereunder; and (ii) the average of the sum of: (A) Initial Bonus; and (B) the amount of all bonuses awarded to or received by the Executive under Section 2.02 hereof during the second year of the Executive's employment hereunder, or, if no bonus has been awarded to or received by the Executive during the second year of the Executive's employment hereunder, the amount of the bonuses which would have been awarded to or received by the Executive on an annualized basis pursuant to Section 2.02 hereof with respect to the fiscal year of Mark IV in which the Change in Control Termination occurs, assuming the Executive's employment with the Corporations continued through the end of such fiscal year (the amount of the bonus awarded to or received by the Executive or to be awarded to or received by the Executive with respect to the fiscal year of Mark IV in which the Change in Control Termination occurs being hereinafter referred to as the "Second Bonus");
            (c) If a Change in Control Termination occurs after the end of the second year of the Executive's employment hereunder but prior to the end of the third year of the Executive's employment hereunder, the Corporations shall pay the Executive within ten (10) days after the date of such Change in Control Termination, a lump sum payment equal to three (3) times the sum of:
(i) the average of the Base Salary of the Executive in effect during the Executive's employment hereunder; and (ii) the average of the sum of: (A) the amount of the Initial Bonus; (B) the Second Bonus; and (C) the amount of all bonuses awarded to or received by the Executive under Section 2.02 hereof during the third year of the Executive's employment hereunder, or, if no bonus has been awarded to or received by the Executive during the third year of the Executive's employment hereunder, the amount of the bonuses which would have been awarded to or received by the Executive on an annualized basis pursuant to Section 2.02 hereof with respect to the fiscal year of Mark IV in which the Change in Control Termination occurs, assuming the Executive's employment with the Corporations continued through the end of such fiscal year; and
            (d) If a Change in Control Termination occurs after the end of the third year of the Executive's employment hereunder, the Corporations shall pay to the Executive within ten (10) days after the date of such Change in Control Termination, a lump sum payment equal to three (3) times the sum of:
(i) the average of the Base Salary of the Executive in effect during the three
(3) year period ending on the date the Change in Control Termination occurs; and (ii) the average of the amount of all bonuses awarded to or received by the Executive pursuant to Section 2.02 hereof during the three (3) year period ending on the date of the Change in Control Termination.
      7.04 Effect of Deferred Compensation. The amounts payable to the Executive pursuant to Section 7.03 hereof shall be determined based on the amount of the Base Salary and the amount of any bonus which is payable to the Executive, whether or not the Executive actually receives payment of such Base Salary or bonus as a result of a deferral made by the Executive of the receipt of payment of any portion of such Base Salary or bonus as permitted by the terms of the Deferred Comp Plan as applicable to the Executive.
      7.05 Benefits Upon Death. If the Executive dies following a Change in Control Termination but prior to the payment of the applicable lump sum provided for in Section 7.03 above, the Corporations shall pay the applicable lump sum described in Section 7.03 hereof to the Executive's Beneficiary (as described in Section 5.01 hereof) within ten (10) days following receipt by either of the Corporations of payment instructions from such Beneficiary.
      7.06  Effect of Change in Control Termination on Other Benefits.
            (a) The occurrence of a Change in Control Termination with respect to the Executive shall not affect the Executive's right to receive any payments due to the Executive under the terms of the Master 401(k) Plan, the Deferred Comp Plan, the Dayco Plan of 55 or any other tax qualified or other retirement plan which the Executive is a participant in. All such payments will be made in accordance with the provisions of the applicable document containing the terms of the Master 401(k) Plan, the Deferred Comp Plan, the Dayco Plan of 55 and any other such tax qualified or other retirement plan.
            (b) The occurrence of a Change in Control Termination with respect to the Executive shall not affect the obligation of the Corporations under Section 2.09 hereof to continue to pay all premiums needed to maintain policies of life insurance for the Executive and to continue to provide group medical insurance type coverage for the benefit of the Executive for the rest of the Executive's life in amounts at least reasonably comparable to the group medical insurance type coverage which was in effect for the Executive and the policies of such life insurance maintained by the Corporation for the benefit of the Executive as of the date of the Executive's Change in Control Termination.
            (c) Except as set forth in Sections 7.06(a) and (b) hereof, any payments required to be made to the Executive or his Beneficiary pursuant to Sections 7.03 and 7.05 hereof shall, when received by the Executive, or his Beneficiary, be in lieu of any payments otherwise provided with respect to the Executive's termination of employment under any other severance pay or other similar plan or policy maintained by the Corporations. The Corporations may, in their sole discretion, change, replace or eliminate the Dayco Medical Plan and any retirement plan or insurance policy described in Sections 7.06(a) and
(b) above at any time, but shall not do so after a Change in Control in a manner which would prevent the Executive from receiving any benefit which he would otherwise have been entitled to receive either immediately preceding the Change of Control or immediately preceding a Change in Control Termination.
      7.07 Certain Additional Payments by the Corporations. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by either of the Corporations to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any similar section (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
            (b) Subject to the provisions of Section 7.07(c) hereof, all determinations required to be made under this Section 7.07, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Coopers & Lybrand, L.L.P. or any other nationally recognized firm of certified public accountants (the "Accounting Firm" ) which shall provide detailed supporting calculations both to each of the Corporations and to the Executive within 15 business days of termination of the Executive's employment under this Agreement, if applicable, or such earlier time as is requested by the Executive or either of the Corporations. When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:
                  (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and
                  (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.
      If the Accounting Firm has performed services for the person, entity or group who caused the Change of Control, as described in Section 7.02 hereof or any affiliate thereof, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon each of the Corporations and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporations should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporations exhausts their remedies pursuant to Section 7.07(c) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporations to or for the benefit of the Executive.
      (c) The Executive shall notify each of the Corporations in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by either of the Corporations of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise each of the Corporations of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Corporations (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If either of the Corporations notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
                  (i) give the Corporations any information reasonably requested by either of the Corporations relating to such claim,
                  (ii) take such action in connection with contesting such claim as either of the Corporations shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by either of the Corporations,
                  (iii)cooperate with the Corporations in good faith in order effectively to contest such claim, and
                  (iv) permit each of the Corporations to participate in any proceedings relating to such claim;

provided, however, that the Corporations shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.07(c), the Corporations shall control all proceedings taken in connection with such contest and, at their sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at their sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporations shall determine; provided, however, that if either of the Corporations directs the Executive to pay such claim and sue for a refund, the Corporations shall advance the amount of such payment to the Executive, on an interest free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporations' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
      (d) If, after the receipt by the Executive of an amount advanced by the Corporations pursuant to Section 7.07(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the compliance by the Corporations with the requirements of Section 7.07(c)) promptly pay to the Corporations the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporations pursuant to Section 7.07(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporations do not notify the Executive in writing of their intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid under Section 7.07(a) hereof. The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.


                                 ARTICLE 8.
                    Severance and Effects of Termination

      8.01 Effect of Termination for Cause. In the event the Executive's employment with the Corporations is terminated by either of the Corporations for cause pursuant to the provisions of Section 3.02 hereof, the Corporations shall pay to the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the date of the Executive's termination at the monthly rate then in effect and, thereafter, except as otherwise provided for by Sections 2.09, 8.06 and 8.07 hereof, the Corporations shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses, no further obligation to provide the Executive any medical, life, disability or other insurance benefits hereunder and no further obligation to pay or provide any other benefits provided to the Executive hereunder.
      8.02 Effect of Voluntary Termination. In the event that the Executive voluntarily terminates his employment with the Corporations as provided for by
Section 3.04 hereof, the Corporations shall pay to the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the date of the Executive's termination at the monthly rate then in effect and, thereafter, the Corporations shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder, and, except as otherwise provided under the terms of Sections 8.06 and 8.07 hereof, no further obligation to pay any other benefits provided to the Executive hereunder.
      8.03 Effect of Termination Without Cause. In the event the Executive's employment with the Corporations is terminated by either of the Corporations, without cause, pursuant to Section 3.03 hereof, the Corporations shall, (except as otherwise provided by Section 8.05 hereof), pay the Executive an amount equal to the sum of: (a) one and one-half (1.5) times his Base Salary at the rate then in effect (such amount being hereinafter referred to as the "Base Salary Severance Payment"); (b) a pro-rata portion (determined on the basis of the number of months the Executive was employed by the Corporations during the fiscal year of Mark IV in which the Executive's employment is terminated) of the amount, if any, of all bonuses which would have been payable to the Executive had he continued in the employ of the Corporations until the end of the fiscal year of Mark IV in which the Executive's employment is terminated without cause (such amount being hereinafter referred to as the "Bonus Severance Payment"); (c) any amounts with respect to which the Executive is deemed to be vested under the terms of the Deferred Comp Plan (such amount being hereinafter referred to as the "Deferred Comp Severance Payment"); and (d) any amounts with respect to which the Executive is deemed to be vested under the terms of the Dayco Plan of 55 (such amount being hereinafter referred to as the "Plan of 55 Severance Payment"). For purposes of this Section 8.03, (w) the Base Salary Severance Payment shall be paid to the Executive in eighteen (18) substantially equal consecutive monthly installments beginning on the first day of the first calendar month following the date the Executive's employment with the Corporations is terminated; (x) the Bonus Severance Payment, if any, shall be paid to the Executive in one lump sum payment at the time bonuses are paid to salaried employees of Dayco for the fiscal year of Mark IV in which the Executive's employment is terminated; (y) the Deferred Comp Severance Payment shall be paid to the Executive at the time and in the manner provided for in the Deferred Comp Plan; and (z) the Plan of 55 Severance Payment shall be paid to the Executive at the time and in the manner provided for in the Dayco Plan of 55. In addition, if the Executive's employment with any of the Corporations is terminated by any of the Corporations, without cause, pursuant to Section 3.03 hereof, except as otherwise provided above and in Sections 2.09 and 8.07 hereof, the Corporations shall have no further obligation following the Executive's termination to pay the Executive any additional Base Salary, compensation or bonuses, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder and no further obligation to pay to the Executive any other benefits otherwise provided to the Executive hereunder.
      8.04 Effect of Retirement. In the event the Executive terminates his employment with the Corporations by reason of his retirement as provided for in Section 3.05 hereof, the Corporations shall pay to the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the date of the Executive's retirement at the monthly rate then in effect plus an amount equal to the amount of all bonuses which would have been payable to the Executive by the Corporations pursuant to Section 2.02 hereof if the Executive had remained in the employ of the Corporations until the end of the fiscal year of Mark IV in which the Executive retires and assuming that average monthly earnings of Dayco and Mark IV for the portion of Mark IV's fiscal year which has elapsed prior to the date the Executive retires continues at such rate after the Executive retires through the end of the fiscal year of Mark IV in which the Executive retires. In addition, in the event the Executive terminates his employment with the Corporations by reason of his retirement as provided for in Section 3.05 hereof, the Corporations shall provide the Executive group medical insurance type coverage which is the same as the group medical insurance type coverage provided by Dayco to Retired Dayco Corporate Employees under the terms of the Dayco Medical Plan provided that the Executive pays to the Corporations the portion of the Premiums which is required to be paid by all other Retired Dayco Corporate Employees in connection with the provision of such group medical insurance type coverage as described in the first paragraph of Section 2.09 hereof. Thereafter, except as otherwise provided for above in this Section 8.04 and except as otherwise provided in Sections 8.06 and 8.07 hereof, the Corporations shall have no further obligation to pay the Executive any additional Base Salary, compensation, bonuses or other benefits provided to the Executive hereunder.
      8.05 Special Rules Relating to IPO's. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Executive's employment with Mark IV is terminated in connection with an initial public offering of the common stock of Dayco as described in Section 7.02(f) hereof, and, in connection with such initial public offering, the Executive remains the President of Dayco, such termination shall, for purposes of determining the Executive's rights upon a termination of employment, be deemed to be a voluntary termination of employment by the Executive pursuant to Section 3.04 hereof. In addition if, in connection with an initial public offering of common stock of Dayco as described in Section 7.02(f) hereof, the Executive rejects an offer from Dayco to be employed by Dayco as its President upon terms which are at least reasonably comparable to the terms of this Agreement and, in connection with the Executive's rejection of such offer of employment, the Executive terminates his employment with the Corporations or the Executive's employment with the Corporations is terminated by the Corporations, without cause, as permitted by Section 3.03 hereof, notwithstanding anything to the contrary contained in Section 8.03 hereof, upon the occurrence of such termination, the Corporations shall pay to the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the date of the Executive's termination at the monthly rate then in effect and, thereafter, except as otherwise provided by Sections 2.09(a),
8.06 and 8.07 hereof, the Corporations shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses, no further obligation to provide any medical, life, disability or other insurance benefits to the Executive hereunder, and no further obligation to pay any other benefits to the Executive hereunder.
      8.06 Non-Qualified Deferred Compensation Plan Payments. Upon termination of the Executive's employment with the Corporations for any reason, the Executive shall be entitled to payment in full of the vested portion, determined at the time the Executive's employment with the Corporations is terminated, of: (a) the vested portion of all amounts payable to the Executive under the terms of the Deferred Comp Plan; and (b) all amounts payable to the Executive under the terms of the Dayco Plan of 55. Payment of such vested portion of the amounts payable to the Executive under the terms of the Deferred Comp Plan and the Dayco Plan of 55 shall be made at the time and in the manner provided for by the terms of the Deferred Comp Plan and the Dayco Plan of 55.
      8.07 Retirement Plan Payments. Nothing in this Agreement shall be deemed to limit the Executive's rights to receive or the obligations of the Corporations to pay or provide for the Executive and his beneficiaries, any continuation coverage as required by ERISA or any retirement or other benefits accrued by the Executive at any time under the terms of any retirement plans maintained by the Corporations which are subject to the requirements of ERISA and satisfy the requirements of Section 401 of the Code.

                                 ARTICLE 9.
                                Miscellaneous

      9.01 Litigation Expenses. In the event that any dispute shall arise under this Agreement between the Executive and either of the Corporation which is related to the Change in Control Termination provisions of Article 7 hereof, the Corporations shall be responsible for the payment of all reasonable expenses of all parties to such dispute, including reasonable attorney fees, regardless of the outcome thereof.
      9.02 Amendments. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.
      9.03 Assignment. This Agreement cannot be assigned by either party hereto except with the written consent of the other
      9.04 Prior Agreements. This Agreement shall supersede and replace any and all prior agreements between either of the Corporations and the Executive, whether express or implied. Except as specifically provided herein, nothing contained in this Agreement shall be construed to constitute a waiver by the Executive of any rights or claims under any existing pension or retirement plans of either of the Corporations.
      9.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive and any successors in interest of either of the Corporations.
      9.06 No Duplication. Each of the Corporations shall be jointly and severally liable for providing the Executive the compensation and benefits provided for by this Agreement. Notwithstanding the foregoing, the Executive shall not be entitled to payment of duplicate benefits or compensation from each of the Corporations and the payment once, by any or all of the Corporations, of the compensation and benefits to be provided to the Executive hereunder shall be deemed to fully satisfy the obligations of the Corporations hereunder.
      9.07 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Corporations and their respective stockholders, which shall be governed by the General Corporation Law of the State of Delaware.
      9.08 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand-delivered, or if mailed, by certified mail or registered mail postage prepaid, addressed to the Executive at the address first above written or if to either of the Corporations, at their respective addresses first above written with a copy to the attention of Gerald S. Lippes, Secretary, 700 Guaranty Building, Buffalo, New York 14202. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.
      9.09 Severability of Provisions. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.
      9.10 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
            IN WITNESS WHEREOF, the Executive and each of the Corporations have caused this Agreement to be executed as of the day and year first above written.

MARK IV INDUSTRIES, INC.


By:     /s/ Sal H. Alfiero                      /s/ Bruce A. McNiel
Name:   Sal H. Alfiero                          Bruce A. McNiel
Title:  Chairman of the Board



DAYCO PRODUCTS, INC.


By: ________________________
Name:
Title: